                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)

                                                                   YEAR ENDED DECEMBER 31,                       NINE MONTHS ENDED
                                              ----------------------------------------------------------------     SEPTEMBER 30,
                                                 1997          1998         1999         2000          2001            2002
                                              ----------    ----------   ----------   ----------    ----------   -----------------
Earnings

   Income (loss) before income taxes,
     equity in income  (loss) of investees
     and minority interest .................  $   61,006    $  100,735   $  105,288   $  197,429    $ (429,950)  $      (520,447)

   Interest expense ........................      37,993        25,860       61,803      127,027       152,067            107,734

   Amortization of debt issuance costs .....          --         1,217        3,466        7,013        22,321              6,170

   Interest portion of rent ................       2,236         2,584        3,481        4,567         7,282              3,751

   Less (earnings) loss of affiliates ......        (512)           --        2,622           --            --                 --
                                              ----------    ----------   ----------   ----------    ----------   ----------------
                                              $  100,723    $  130,396   $  176,660   $  336,036    $ (248,280)  $       (402,792)
                                              ==========    ==========   ==========   ==========    ==========   ================

Fixed Charges

   Interest expense ........................      37,993        25,860       61,803      127,027       152,067            107,734

   Amortization of debt issuance costs .....          --         1,217        3,466        7,013        22,321              6,170

   Interest portion of rent ................       2,236         2,584        3,481        4,567         7,282              3,751
                                              ----------    ----------   ----------   ----------    ----------   ----------------

                                              $   40,229    $   29,661   $   68,750   $  138,607    $  181,670   $        117,655
                                              ==========    ==========   ==========   ==========    ==========   ================

Ratio of earnings to fixed charges                  2.5x          4.4x         2.6x         2.4x          -- x(1)            -- x(1)
                                              ==========    ==========   ==========   ==========    ==========   ================

(1) The ratio of earnings to fixed charges was less than 1:1 for the nine months ended September 30, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $520.4 million of earnings in the nine months ended September 30, 2002. We recorded charges totaling $282.0 million in the nine months ended September 30, 2002 for goodwill and long-lived asset impairments, lease termination costs and other exit costs. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $430.0 million of earnings in the year ended December 31, 2001.


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